Exhibit 4.4


                           RIGHTS AGREEMENT AMENDMENT

      This Rights Agreement Amendment, dated as of the 24th day of August, 1992, by and between CHESAPEAKE CORPORATION, a Virginia corporation (the "Company"), and HARRIS TRUST AND SAVINGS BANK, an Illinois banking corporation ("Harris"), provides as follows:

      Whereas, the Company and Crestar Bank (the "Rights Agent") entered into a Rights Agreement dated as of March 15, 1988, and

      Whereas, the Crestar Bank submitted its resignation as Rights Agent as of August 24, 1992, which resignation was accepted by the Company, and

      Whereas, as of August 24, 1992, the Company appointed Harris successor Rights Agent, acceptance of the appointment by Harris being acknowledged by Harris' execution of this Rights Agreement Amendment.

      NOW, THEREFORE, in consideration of the promises and mutual agreements herein set forth, the parties agree as follows:

      1. Unless otherwise specifically provided, all defined terms used herein shall have the meanings indicated in the Rights Agreement.

      2. Section 1.(d) of the Rights Agreement is amended to read as follows:

            (d) "Business Day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the State of Illinois are authorized or obligated by law or executive order to close.

      3. Section 1.(e) of the Rights Agreement is amended to read as follows:

            (e) "Close of Business" on any given date shall mean 5:00 P.M., Chicago, Illinois time, on such date; provided, however, that if such date is not a Business Day it shall mean 5:00 P.M., Chicago, Illinois time, on the next succeeding Business Day.

      4.    The fifth sentence in Section 21 is amended to read as follows:
            Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of the State of New York or of the Commonwealth of Virginia (or of any other state of the United States so long as such corporation is authorized to do business as a banking institution in the State of New York, the State of Illinois or the Commonwealth of Virginia), in good standing, having a principal office in the State of New York, the State of Illinois or the Commonwealth of Virginia, that is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and that has at the time of its appointment as Rights Agent a combined capital and surplus of at least $100,000,000.

      5. The address in Section 26 to which notices to the Rights Agent shall be sent is amended to read:

      Harris Trust and Savings Bank
      311 West Monroe, 11th Floor
      P. O. Box 755
      Chicago, Illinois 60690
      Attention:  Shareholder Services

      IN WITNESS WHEREOF, the parties, pursuant to proper authority, hereto have caused this Rights Agreement Amendment to be duly executed, all as of the date first above written.

                                          CHESAPEAKE CORPORATION

                                          By: /s/ J. P. Causey Jr.
                                             J. P. Causey Jr.
                                             Vice President



                                          HARRIS TRUST AND SAVINGS BANK

                                          By: /s/ Donald Koslow
                                             Donald Koslow
                                             Vice President